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                                                                   Exhibit 5

                         [Baker & Hostetler Letterhead]



                                 March 4, 1994


Cardinal Health, Inc.
655 Metro Place South, Suite 925
Dublin, Ohio 43017

Gentlemen:

                 We have acted as counsel to Cardinal Health, Inc., an Ohio corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933 (the "Act") relating to the offering of up to 285,156 Common Shares, without par value (the "Common Shares"), of the Company pursuant to the Company's Directors' Stock Option Plan (the "Plan").

                 In connection with the foregoing, we have examined: (a) the Amended and Restated Articles of Incorporation, as amended, and Code of Regulations, as amended and restated, of the Company, (b) the Plan, and (c) such records of the corporate proceedings of the Company and such other documents as we deemed necessary to render this opinion.

                 Based on such examination, we are of the opinion that:

                 1. The Company is a corporation duly organized and validly existing under the laws of the State of Ohio.

                 2. The Common Shares available for issuance under the Plan, when issued pursuant to the Plan upon exercise of options granted thereunder, will have been legally issued, and will be fully paid and nonassessable.

                 We hereby consent to the use of this Opinion as Exhibit 5 to the Registration Statement and the reference to our firm in Item 5 of Part II of the Registration Statement.

                                                   Very truly yours,

                                                   /s/Baker & Hostetler